CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the inclusion in the Registration Statement on Form S-1 of our report dated March 20, 1996 on our audit of the financial statements of Associated Business & Commerce Insurance Corporation, and our report dated March 20, 1996, on our audits of the financial statements of Associated Business & Commerce Workers Compensation Self-Insurance Fund. We also consent to the reference to our firm under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Fund--Income Taxes" and "Experts."

                    SCHMIDT, RAINES, TRIESTE, DICKENSON & ADAMS, P.L.



Boca Raton, Florida
June 7, 1996